Exhibit 2.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Securities Purchase Agreement is made and entered into as of December 28, 2012 by and among (i) Cypress Pharmaceuticals, Inc., a Mississippi corporation (the “Company”), (ii) Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Buyer”), (iii) the holders of all of the outstanding capital stock of the Company (collectively, the “Sellers”) and (iv) for the limited purposes set forth herein and in the Purchase Agreement applicable to the Sellers’ Agent, Stanton Keith Pritchard (the “Sellers’ Agent”).

WHEREAS, the Buyer, the Company, the Sellers and the Sellers’ Agent entered into that certain Securities Purchase Agreement dated as of November 13, 2012 (the “Purchase Agreement”), pursuant to which the Buyer agreed to purchase all of the outstanding securities of the Company from the Sellers; and

WHEREAS, the parties desire to amend the Purchase Agreement to reduce the amount of the Closing Cash Payment by $16,500,000, to reduce the aggregate amount due upon the occurrence of a Milestone Event by $5,000,000 and to increase the value of the Stock Consideration by $21,500,000, among other things, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendment of Purchase Agreement. The Purchase Agreement is hereby amended in the following respects:

(a) Section 1.2 of the Purchase Agreement is hereby amended by adding the following sentence to the end of such section: “The Closing shall be deemed effective immediately following the close of business on the Closing Date.”

(b) The definitions of “Closing Cash Payment,” “Seller Holdback” and “Stock Consideration” set forth in Section 1.3(a) of the Purchase Agreement are hereby deleted in their entirety and replaced with the following definitions of such terms:

“Closing Cash Payment” means $52,000,000 plus the Closing Cash as set forth in the Estimated Purchase Price Certificate delivered pursuant to Section 1.3(b).

“Seller Holdback” means $5,500,000 (as increased pursuant to Section 1.8).

“Stock Consideration” means the number of shares (rounded to the nearest whole share) of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) equal to (i) $34,000,000 divided by (ii) $7.68, which is the volume-weighted average price of a share of Buyer Common Stock as reported on the NYSE Amex for the thirty (30) trading days prior to the date hereof (the “Signing VWAP”) (i.e. 4,427,084 shares of Buyer Common Stock).

(c) Section 1.4(c) of the Purchase Agreement is hereby amended by adding the following sentence to the end of such section:

“In the event that the Buyer consummates the acquisition of the stock or assets of a third party prior to the end of the Holdback Period in a transaction that includes the payment of $10,000,000 or greater of cash to the seller(s), the Buyer will, concurrently with the closing of such transaction, pay to the Sellers’ Agent an amount equal to twenty five percent (25%) of such cash payment as a pre-payment of the Seller Holdback up to the aggregate amount of such Seller Holdback, subject to Holdback Claims asserted on or prior to the date of closing such transaction. In such event, each Holdback Increase, if any, shall be reduced to an amount equal to $100,000 multiplied by a fraction, the numerator of which shall be the unpaid amount of the Seller Holdback and the denominator of which shall be the entire amount of the Seller Holdback.”

(d) Section 1.4(d) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Milestone Payments. Within ten (10) business days following the first to occur of the events described on Schedule 1.4(d) (each a “Milestone Event”), subject to the terms and conditions set forth in this Agreement and on Schedule 1.4(d), the Buyer shall pay to the Sellers’ Agent (who shall disperse any such amounts to the Sellers in accordance with Section 1.6) $5,000,000 as a milestone payment (the “Milestone Payment”) by issuing shares of Buyer Common Stock equal to (A) the amount of the Milestone Payment divided by (B) the volume-weighted average price of a share of Buyer Common Stock as reported on the NYSE Amex for the thirty (30) trading days prior to the occurrence of the Milestone Event (the “Milestone VWAP”). If and to the extent required pursuant to the rules of the NYSE Amex or any other national securities exchange on which shares of Buyer Common Stock are then listed, the Buyer shall use commercially reasonable efforts to obtain stockholder approval of the issuance of such shares of Buyer Common Stock prior to the issuance thereof; provided, however, that in the event such stockholder approval is not obtained prior to the date on which such shares are to be issued pursuant to the first sentence of this Section 1.4(d), then such shares shall be issued within five (5) business days following the date on which such stockholder approval is obtained.

(e) All references to the term “Aggregate Milestone Cap” in the Purchase Agreement are hereby deleted.

(f) All references to the term “Milestone Payments” in the Purchase Agreement are hereby replaced with the term “Milestone Payment.”

(g) The following is hereby added as a new Section 1.8 of the Purchase Agreement:

“1.8 Seller Holdback Premium.

(a) Seller Holdback Premium. In the event that the Gross Sales of the Company increases by ten percent (10%) for the fiscal year ending December 31, 2013, as compared to the fiscal year ending December 31, 2012, then the Seller Holdback shall be increased by $1,000,000 (the “Seller Holdback Premium”). For purposes hereof, the term “Gross Sales of the Company” shall mean the gross sales of the Company and the Subsidiary, on a consolidated basis, determined in accordance with GAAP; provided, however, that Gross Sales of the Company shall exclude revenues from the sale or other disposition of assets of the Company or the Subsidiary not in the ordinary course of business and from transactions accounted for as extraordinary events in accordance with GAAP.

(b) Gross Sales Statement. Within ninety (90) days after the end of the fiscal year ending December 31, 2012 and 2013, the Buyer will prepare in good faith and deliver to the Sellers’ Agent a final unaudited statement of Gross Sales of the Company (each a “Gross Sales Statement”) which shall be prepared in accordance with GAAP (except that such Gross Sales Statement shall not contain footnotes required by GAAP). The Buyer will concurrently provide the Sellers’ Agent with back-up documentation supporting the calculation of Gross Sales of the Company in reasonable detail (for example, by product or product category, customer etc.).

(c) Sellers’ Agent’s Right to Dispute. If the Sellers’ Agent agrees with such Gross Sales Statement, such statement shall be deemed final and binding on the parties (the “Final Gross Sales Statement”). If the Sellers’ Agent delivers written notice (the “Disputed Gross Sales Notice”) to the Buyer within thirty (30) days after receipt by the Sellers’ Agent of the applicable Gross Sales Statement stating that the Sellers’ Agent objects to any items in such Gross Sales Statement (the “Disputed Gross Sales Items”), the Buyer and the Sellers’ Agent will attempt to resolve and finally determine and agree upon the Disputed Gross Sales Items as promptly as practicable. If the Sellers’ Agent does not deliver the Disputed Gross Sales Notice to the Buyer within thirty (30) days after receipt by the Sellers’ Agent of the applicable Gross Sales Statement, such Gross Sales Statement will be deemed to be true and correct in all respects, will be final and binding on the parties and will be deemed “Final Gross Sales Statement.”

(d) Resolution of Disputes. If the Buyer and the Sellers’ Agent are unable to agree upon the Disputed Gross Sales Items within thirty (30) days after delivery of the Disputed Gross Sales Notice, the Buyer and the Sellers’ Agent will the Independent Accounting Firm to resolve the Disputed Gross Sales Items. The Independent Accounting Firm shall (i) address only the Disputed Gross Sales Items set forth in the Disputed Gross Sales Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) prepare the applicable Gross Sales Statement, as modified only by the Independent Accounting Firm’s resolution of the Disputed Gross Sales Items. The Buyer and Sellers’ Agent will each have the same opportunity to present its position and submit materials regarding the Disputed Gross Sales Items to the Independent Accounting Firm. The Independent Accounting Firm will make a written determination of each Disputed Gross

Sales Item within forty five (45) days after being selected, such determination will be final and binding on the parties and the Gross Sales Statement prepared by the Independent Accounting Firm will be deemed “Final Gross Sales Statement.” The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by the Independent Accounting Firm, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Sellers’ Agent (such amounts to be paid by the Sellers’ Agent from the Sellers’ Agent Fund or, if the amount in the Sellers’ Agent Fund is insufficient to pay such amount, by the Sellers) and fifty percent (50%) by the Buyer.

(e) Payment. Upon determination of the Final Gross Sales Statements for each fiscal year ending December 31, 2012 and 2013, the Seller Holdback will be deemed to be increased by the Seller Holdback Premium in the event that the Gross Sales of the Company for the fiscal year ending December 31, 2013 is greater than or equal to one hundred ten percent (110%) of the Gross Sales of the Company for the fiscal year ending December 31, 2012. In such event, subject to the terms and conditions hereof, the Buyer shall pay or cause to be paid the Seller Holdback Premium to the Sellers’ Agent within five (5) business days from the date of determination of the Final Gross Sales Statement for the fiscal year ending December 31, 2013. For the avoidance of doubt, the payment of such deemed increase of the Seller Holdback in accordance with this Section 1.8 shall not constitute a breach of this Agreement (including Section 1.4(c)(i)) for failure to pay the entire Seller Holdback upon the conclusion of the Holdback Period or otherwise.”

(h) Section 5.18(a) of the Purchase Agreement is hereby amended by replacing the phrase “(a) within thirty-four (34) calendar days following the Closing Date” with the phrase “(a) not later than January 15, 2013”.

(i) Section 5.19(a) is hereby deleted in its entirety and replaced with the following:

“(a) [Reserved]”

(j) The first sentence of Section 5.19(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) During the period (i) commencing on the first (1st) anniversary of the issuance of (A) shares of Buyer Common Stock included in the Stock Consideration or (B) shares of Buyer Common Stock in satisfaction of a Milestone Payment as set forth in Section 1.4(d) (the “Milestone Shares”), as the case may be (collectively, the “Put Shares”), and (ii) ending at 5:00 p.m., Central Daylight Time, on the date that is thirty (30) days following the first (1st) anniversary of such issuance (the “Put Option Period”), any Seller who then holds Put Shares shall have the right (the “Put Right”) to require the Buyer to purchase all or any portion of the Put Shares at a price equal to seventy percent (70%) of the Signing VWAP, in the case of Stock Consideration, or fifty percent (50%) of the Milestone VWAP, in the case of the Milestone Shares.”

(k) The following is hereby added as a new Section 5.19(c) of the Purchase Agreement:

“(c) If at any time between the Closing and the later to occur of (i) the date on which no Seller holds any shares of Tag Along Common Stock (as defined below) and (ii) the date that is three (3) years following the Closing Date, the Buyer proposes to sell any shares of Buyer Common Stock, the Buyer hereby agrees to give written notice (the “Sale Notice”) to the Sellers’ Agent stating its intention to do so and specifying the number of shares of Buyer Common Stock proposed to be sold. Each Seller may elect to participate on a pro rata basis in any such sale of shares of Buyer Common Stock by delivering written notice to the Buyer within ten (10) business days following delivery of the Sale Notice stating his, her or its exercise of such election and the number of shares of Tag Along Common Stock then owned by such Seller. Each Seller who timely exercises such election may include in such sale all or any portion of such Seller’s Tag Along Common Stock equal to the product obtained by multiplying (A) the aggregate number of shares of Buyer Common Stock proposed to be sold by the Buyer set forth in the Sale Notice by (B) a fraction, (1) the numerator of which shall be the number of shares of Tag Along Common Stock owned by such Seller immediately prior to the consummation of such sale and (2) the denominator of which shall be the total number of shares of Tag Along Common Stock owned by all such Sellers who timely exercise such election plus the number of shares of Buyer Common Stock proposed to be sold by the Buyer set forth in the Sale Notice. The parties hereby agree that the terms and conditions of any such sale shall be memorialized in and governed by a written purchase and sale agreement with customary terms and conditions for such a transaction, and the Sellers further agree to enter into such an agreement, and to use commercially reasonable efforts to fulfill such Seller’s obligations thereunder to consummate such sale, as a condition precedent to participation in any such sale. For purposes hereof, the term “Tag Along Common Stock” shall mean each Seller’s pro rata share (based on the shares of Buyer Common Stock included in the Stock Consideration allocated to such Seller as set forth in the Payment Certificate) of that number of shares of Buyer Common Stock included in the Stock Consideration having a market value of $16,500,000 based upon the volume-weighted average price of a share of Buyer Common Stock as reported on the NYSE Amex for the twenty (20) trading days prior to the date ended three (3) trading days prior to the date of the Sales Notice.”

(l) Section 7.2 of the Purchase Agreement is hereby amended by replacing the phrase “in each case with respect to clauses (a)–(i), only to the extent such Losses are in excess of the amounts accrued or reserved for in the Financial Statements or have not resulted in an adjustment pursuant to Section 1.7(d)” with the following:

“and (j) the matters described on Schedule 7.2; in each case with respect to clauses (a)–(i), only to the extent such Losses are in excess of the amounts accrued or reserved for in the Financial Statements (or, with respect to clause (c) above, in the Closing Balance Sheet) or have not resulted in an adjustment pursuant to Section 1.7(d).”

(m) Section 7.2(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) The Seller Holdback (to the extent not already due and payable, and in no case after the end of the Holdback Period or including any Holdback Increases), the Seller Holdback Premium, if any (to the extent not already due and payable pursuant to Section 1.8(e), and in no case after the end of the Holdback Period), the Escrow Fund, and the Milestone Payment not yet due and payable shall be the sole and exclusive sources of payment for any and all such claims and Losses.”

(n) Clause (a) in Section 7.6 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) first, by offset from the Seller Holdback (but in no case after the end of the Holdback Period or including any Holdback Increases) and/or the Seller Holdback Premium, if any (to the extent not already due and payable pursuant to Section 1.8(e) but in no case after the end of the Holdback Period)”

(o) Section 8.2(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) In the event that this Agreement is terminated by the Buyer pursuant to Section 8.1(c) for any reason, the Buyer shall pay to the Company the amount of $2,500,000 by wire transfer of same-day funds not later than five (5) business days following the date of termination.”

(p) The first sentence of the definition of “Working Capital” set forth in Article X is hereby deleted in its entirety and replaced with the following:

“Working Capital” means current assets (including accounts receivable, inventories and prepaid expenses, refundable income Taxes and deferred Tax assets, but excluding Closing Cash) minus current liabilities (including accounts payable and accrued expenses and without giving effect to any reserve or allowance for product returns) but excluding Closing Indebtedness, in each case with respect to the foregoing, as determined in accordance with GAAP (with the exception of Closing Cash and Closing Indebtedness, which shall be determined in accordance with this Agreement).”

3. No Further Amendments; Conflicting Terms. Except as expressly provided herein, the Purchase Agreement is not further amended or modified and shall remain valid, binding and enforceable in accordance with its terms. In the event of any inconsistency or conflict between the Purchase Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4. Reference to Purchase Agreement. Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” or words of like or similar import shall mean and be a reference to the Purchase Agreement, as modified and amended by this Amendment.

5. Successors and Assigns. This Amendment shall be binding upon and, to the extent expressly permitted by the provisions of the Purchase Agreement, shall inure to the benefit of the Buyer, the Company, the Sellers, the Sellers’ Agent and their respective heirs, legal representatives, successors and assigns.

6. Counterparts. This Amendment may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by email in .pdf or similar form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

BUYER:

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Cooper Collins
Name:	Cooper Collins
Title:	CEO

COMPANY:

CYPRESS PHARMACEUTICALS, INC.

By:	/s/ Max Draughn
Name:	Max Draughn
Title:	Chairman and CEO

[Signature pages continue.]

SELLERS’ AGENT:

/s/ Keith Pritchard
Keith Pritchard (in his capacity as Sellers’ Agent)

[Signature pages continue.]

SELLERS:

/s/ Max Draughn	/s/ Thomas Hixon
Max Draughn	Thomas Hixon

/s/ Stanton Keith Pritchard	/s/ Christopher Pinto
Stanton Keith Pritchard	Christopher Pinto

/s/ Jason Matthew Sanderson	/s/ Robert Leon Lewis, II
Jason Matthew Sanderson	Robert Leon Lewis, II

/s/ James Christopher Boone	/s/ Christopher Alan Smith
James Christopher Boone	Christopher Alan Smith

/s/ Glenn Alton Pruitt	/s/ Gregory Thomas Stofko
Glenn Alton Pruitt	Gregory Thomas Stofko

[Signature pages continue.]

SELLERS (continued):

MADISON CAPITAL FUNDING LLC

By:	/s/ K. Thomas Klimmeck
Name:	K. Thomas Klimmeck
Title:	Sr. Managing Director

[Signature pages continue.]

SELLERS (continued):

TA IX L.P.		TA STRATEGIC PARTNERS FUND B L.P.

By:	TA Associates IX LLC, its General Partner	By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its Manager	By:	TA Associates, Inc., its General Partner

By:	/s/ Jonathan Goldstein	By:	/s/ Jonathan Goldstein
Name:	Jonathan Goldstein	Name:	Jonathan Goldstein
Title:	Managing Director	Title:	Managing Director

TA/ATLANTIC AND PACIFIC IV L.P.		TA SUBORDINATED DEBT FUND, L.P.

By:	TA Associates AP IV L.P., its General Partner	By:	TA Associates SDF LLC, its General Partner
By:	TA Associates, Inc., its General Partner	By:	TA Associates, Inc., its Manager

By:	/s/ Jonathan Goldstein	By:	/s/ Jonathan Goldstein
Name:	Jonathan Goldstein	Name:	Jonathan Goldstein
Title:	Managing Director	Title:	Managing Director

TA STRATEGIC PARTNERS FUND A L.P.		TA INVESTORS LLC

By:	TA Associates SPF L.P., its General Partner	By:	TA Associates, Inc., its Manager
By:	TA Associates, Inc., its General Partner

By:	/s/ Jonathan Goldstein	By:	/s/ Jonathan Goldstein
Name:	Jonathan Goldstein	Name:	Jonathan Goldstein
Title:	Managing Director	Title:	Managing Director